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Exhibit 10.21

EXECUTIVE BONUS PLAN—FY06

        So long as the Company achieves a minimum profit margin for FY06, as more fully described below, qualifying executives of the Company will be awarded a bonus in accordance with the following computations:

Base Bonus

        The Base Bonus will be equal to the executive's base salary earned during the fiscal year times a Base Bonus Percentage assigned by the Board to his or her position. For FY06, the Base Bonus Percentage for each executive position is as set forth below:

Title	Bonus Percentage
President & CEO	75%
Senior Vice President & Chief Operating Officer	65%
Senior Vice President & Chief Financial Officer	65%
Senior Vice President—In-Flight and Administrative Services	55%
Vice President	45%
Senior Directors	30%
Directors	20%

Profit Adjustment

        The Base Bonus will then be adjusted based on the pre-tax profit margin achieved by the Company for the fiscal year as follows:

PAB  = BB × APM/TPM, where

PAB	=	The executive's Profit Adjusted Bonus
BB	=	The executive's Base Bonus
APM	=	The Company's pre-tax profit margin, expressed as a percentage, adjusted for unusual items as approved by the Board, as subject to the Maximum Profit Margin described below
TPM	=	The Target Pre-Tax Profit Margin as established by the Board for the fiscal year provided, no executive will be paid a bonus unless the Company's APM is at least equal to or greater than a Minimum Profit Margin (mPM), and the APM cannot exceed a Maximum Profit Margin (MPM), each as established by the Board for the fiscal year.

        For the Company's FY06, the TPM is 8%, the mPM is 2% and the MPM is 12%.

Competitive Performance Adjustment

        The Profit Adjusted Bonus for each executive will be further adjusted based on the Company's financial performance in certain categories compared to a peer group of competitors, each as determined by the Board in advance of the fiscal year, and calculated as follows:

CAB = PAB × (PR/50%), where

CAB	=	Competitive Adjusted Bonus
PAB	=	Profit Adjusted Bonus
PR	=	The Company's percentile ranking against the Peer Group in the performance category selected by the Board for the fiscal year provided, the PAB will not be adjusted below a minimum performance adjustment factor (mPF) or above a maximum performance adjustment factor (MPF) as established by the Board in advance of the fiscal year.

        For FY06, the Peer Group is all major and low-cost airlines not operating under bankruptcy protection at any time during the measurement period; the performance category is Pre-Tax Profit Margin as calculated under GAAP for the 12 month period equal to the Company's fiscal year, excluding extraordinary items; mPF is .5 if the PR is equal to or less than 25%; and MPF is 1.5 if the PR is equal to or greater than 75%.

Discretionary Adjustment

        The CAB for any executive officer may be further increased or decreased by the Board in its sole discretion by anywhere from 0% to 20% based on individual performance.

        Notwithstanding any provision of this Bonus Plan, the decision to grant a bonus to any employee of the Company and the terms and conditions of such bonus will rest with the Board in its sole discretion.

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EXECUTIVE BONUS PLAN—FY06